Exhibit 99.1

NEWMONT CONFIRMS 2007 OPERATING OUTLOOK

Denver, Colorado, July 11, 2007 – Newmont Mining Corporation (NYSE: NEM) today confirmed its previously announced 2007 outlook for gold sales of between 5.2 and 5.6 million equity ounces at costs applicable to sales of between $375 and $400 per ounce, and copper sales of between 210 and 230 million equity pounds at costs applicable to sales of between $1.10 and $1.20 per pound. In addition, the Company continues to expect consolidated capital expenditures of between $1.8 and $2.0 billion for 2007.

Commenting on the Company’s outlook for the rest of the year, newly appointed Chief Executive Officer, Richard O’Brien said, “While we expect second quarter results similar to the first quarter, we are benefiting from lower than anticipated costs at Ahafo in Ghana and the planned reduction in stripping at Batu Hijau in Indonesia. Although the Midas mine in Nevada will remain closed until we can ensure a safe working environment for our employees, we do not expect the closure to impact our guidance for the remainder of the year.

With the elimination of our gold hedge book, the anticipated realization of value from our non-core Merchant Banking assets, and our planned financing, we are renewing our commitment to improving operating performance and strengthening our balance sheet. We continue to address ramp-up challenges at Phoenix in Nevada, power generation issues in Ghana, and a stronger Australian dollar, while we remain on track to complete the Nevada power plant and Yanacocha gold mill in 2008, and Boddington by late 2008 or early 2009. Our strategic initiatives will continue to emphasize increasing gold price leverage for our shareholders, establishing a sustainable and reliable production base at competitive operating and capital costs, and maintaining our financial strength and flexibility.”

Investor Contact:	Randy Engel	(303) 837-6033	randy.engel@newmont.com

Media Contact:	Omar Jabara	(303) 837-5114	omar.jabara@newmont.com

Cautionary Statement

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding equity gold sales and cost guidance for 2007, future asset sales or other transactions and use of proceeds of such sales, and statements regarding expected capital

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project completion dates. Where the company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. For a detailed discussion of risks, see the company’s 2006 Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, as well as the company’s other SEC filings. The company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

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